Additional Contract Specifications

Rider: Guaranteed Minimum Withdrawal Benefit with Inflation Adjustment		Rider Effective Date:	[January 1, 2014]
Covered Life (Annuitant):	[William Penn]	Age of Covered Life:	[45]
[Covered Life (Joint Annuitant):]	[Elisabeth Penn]	[Age of Covered Life:]	[45]

Issue Age Requirements:

Single Life Guarantee	Minimum Issue Age	Maximum Issue Age
Covered Life	[45]	[80]

Joint Life Guarantee	Minimum Issue Age	Maximum Issue Age
Older Covered Life	[45]	[85]
Younger Covered Life	[45]	[80]

Issue age for the Rider is determined by the Age Nearest Birthday of the Covered Life(Lives).

Inflation Increase:

Deferral Phase Inflation Increase Period (number of Contract Years)	[Unlimited]
Withdrawal Phase Inflation Increase Period – Lifetime
Withdrawal Guarantee (number of Contract Years)	[20]
Maximum Inflation Factor	[6.0%]

Withdrawal Benefit Base:

Maximum Withdrawal Benefit Base	[$10,000,000]
Maximum Number of Deferral Phase Withdrawals	[Unlimited]
Maximum Deferral Phase Withdrawal Amount*	[100%]

*as a percentage of the Contract Value at the time the Deferral Phase Withdrawal is requested; withdrawal of the entire contract value will terminate the contract and the rider

Standard Withdrawal Rate:

Age**:	Rate:
[55 and over]	4.00% 5.00% 6.00% 7.00%

**age based on the younger Covered Life if joint

The available Standard Withdrawal Rates will be determined by the then applicable Lifetime Withdrawal Rate at the time the Living Benefit Guarantee is first exercised as follows: Standard Withdrawal Rates available will be those Standard Withdrawal Rates that are greater than or equal to the sum of the Age-Based Lifetime Withdrawal Rate, the Effective Lifetime Withdrawal Rate Adjustment (if applicable), and the Standard Withdrawal Rate Threshold.

Standard Withdrawal Rate Threshold	[0.5%]
Age at which Standard Withdrawal Guarantee becomes available	[55]

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Additional Contract Specifications (continued)

Lifetime Withdrawal Rate:

Actual Age** at the Start of Withdrawal Phase		Age-Based Lifetime	Age-Based Lifetime
At Least	But Less Than	Withdrawal Rate	Withdrawal Rate
		(Single)	(Joint)
55	60	[3.00%]	[3.00%]
60	65	[3.50%]	[3.50%]
65	70	[4.00%]	[4.00%]
70	75	[4.50%]	[4.50%]
75 and over		[5.00%]	[5.00%]

Age at which Lifetime Withdrawal Guarantee becomes available [55]

Effective Lifetime Withdrawal Rate Adjustment:

Withdrawal Rate Adjustment Waiting Period (number of Contract Years)	[0]
Maximum Withdrawal Rate Adjustment Period (number of Contract Years)	[10]
Annual Adjustment Rate	[0.10%]

Enhancement True-Up:
Withdrawal Benefit Enhancement True-Up Waiting Period	[36 months]
Withdrawal Benefit Enhancement True-Up Percentage	[100%]

Rider Charge:

Initial Rider Charge:	[1.25%]
Initial Joint Rider Charge:	[1.50%]
Initial Single Rider Charge:	[1.25%]
Maximum Rider Charge:	[2.50%]
Maximum Rider Charge Increase***:	[0.50%]
Dates on which Rider Charge is deducted:	[March 31]
[June 30]
[September 30]
[December 31]

***per increase

The Rider Charge is the annual percentage of the Withdrawal Benefit Base and is assessed quarterly while there is Contract Value. The initial Rider Charge is in effect on the Rider Effective Date and is guaranteed under the conditions stated in the Contract. Utilization of Step-Ups, changes to investment allocations, or other changes may increase the Rider Charge, and the Rider Charge can be changed by the Company. All Rider Charge changes are subject to the Maximum Rider Charge and the Maximum Rider Charge Increase. The Rider Charges upon reinstatement may be increased by more than the Maximum Rider Charge Increase, but will never exceed the Maximum Rider Charges.

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Additional Contract Specifications (continued)

Investment Allocation Options:

At the present time, allocation of funds to Fixed Interest Options is not permitted with the presence of the Guaranteed Minimum Withdrawal Benefit with Inflation Adjustment specified in the Schedule of Optional Benefits, and a limited number of variable Subaccounts are available when the Contract enters the Withdrawal Phase. This list is subject to change, and the Contract Owner will be notified in writing 60 days prior to any such change. If the Company changes the investment allocation program in the future, the new investment allocation program will apply to existing and new purchasers of this benefit. The Company reserves the right to add or change limitations and the way they are administered in the future.

Once the investment allocation restrictions become effective, the Contract Owner must choose new allocations that satisfy the investment restrictions. If the Contract Owner does not choose new allocations that satisfy the investment restrictions, and every attempt has been made by the Company to obtain new allocations from the Contract Owner but the Company is unable to do so, any funds remaining in restricted Subaccounts will be transferred to the [Money Market Fund]. If, at the time of transfer, [Money Market Fund] is not offered by the Company as an investment option, funds will be moved to a similar Subaccount offered by the Company at that time.

Variable Account Options:

Subaccounts available with the Rider:

Penn Series Funds, Inc.

Manager	Fund Name
Independence Capital Management, Inc.	Money Market Fund
Independence Capital Management, Inc.	Limited Maturity Bond Fund
Independence Capital Management, Inc.	Quality Bond Fund
T. Rowe Price Associates, Inc.	High Yield Bond Fund
T. Rowe Price Associates, Inc.	Flexibly Managed Fund
Independence Capital Management, Inc.	Balanced Fund
SSgA Funds Management, Inc.	Index 500 Fund
SSgA Funds Management, Inc.	Small Cap Index Fund
SSgA Funds Management, Inc.	Developed International Index Fund
Independence Capital Management, Inc.	Aggressive Allocation Fund
Independence Capital Management, Inc.	Moderately Aggressive Allocation Fund
Independence Capital Management, Inc.	Moderate Allocation Fund
Independence Capital Management, Inc.	Moderately Conservative Allocation Fund
Independence Capital Management, Inc.	Conservative Allocation Fund

Fixed Account Options:	[Allocation of funds to Fixed Interest Options is not permitted with Guaranteed Minimum
Withdrawal Benefit with Inflation Adjustment]

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